Exhibit (14)

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 20, 2009, relating to the statement of assets and liabilities, including the schedule of investments of the Nicholas-Applegate International Growth Fund as of November 30, 2008, and the related statements, of changes in net assets and the financial highlights for each of the periods presented (the “financial statements”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 28, 2009, relating to the financial statements and financial highlights which appear in the November 30, 2008 Report to Shareholders of Allianz Funds Multi-Strategy Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

We also consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 29, 2009, relating to the financial statements and financial highlights which appear in the March 31, 2009 Reports to Shareholders of Nicholas-Applegate Institutional Funds, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 23, 2009